TIME WARNER ENTERTAINMENT COMPANY, L.P.
                      SUPPLEMENTARY INFORMATION
       SUMMARIZED FINANCIAL INFORMATION OF PARAGON COMMUNICATIONS
                            (Unaudited)


      TWE has an indirect 50% ownership interest in Paragon Communications ("Paragon"), a cable system joint venture accounted for on the equity basis. A summary of financial information of Paragon (100% basis) is set forth below:

PARAGON COMMUNICATIONS
                                 Three Months Ended        Nine Months Ended
                                    September 30,           September 30,
                                    1994     1993          1994      1993
                                                (millions)
Operating Statement Information
Revenues                            $ 87      $ 84         $260       $253
Operating income                      21        21           62         64
Net income                            17        17           48         47



                                            September 30,     December 31,
                                                1994            1993
                                                       (millions)
Balance Sheet Information
Property, plant and equipment                   $388            $385
Cable television franchises                      208             216
Total assets                                     625             627
Debt                                             272             320
Total liabilities                                339             390